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                                   EXHIBIT 4.3

               Form of Offshore Securities Subscription Agreement

                   OFFSHORE SECURITIES SUBSCRIPTION AGREEMENT

This Offshore Securities Agreement is executed in reliance upon the transaction exemption afforded by Regulation S ("Regulation S") as promulgated by the Securities and Exchange Commission ("SEC"), under the Securities Act of 1933, as amended ("1933 Act")

       This Agreement has been executed by the undersigned in connection with the private placement of shares of Common Stock (hereinafter referred to as the "Shares") of

              DELTA CAPITAL TECHNOLOGIES, INC.
              Suite 255, 999 - 8th St. SW
              Calgary, AB T2R 1J5 Canada

a corporation organized under the laws of the state of Delaware, USA, OTC Electronic Bulletin Board symbol (DCTG) (hereinafter referred to as the "Seller")

The Undersigned:

                     Winward Overseas Limited
                     2/3 Rue Depre
                     St. Peter Port
                     Guernsey Channel Island

a resident of a non USA jurisdiction (hereinafter referred to as the "Purchaser"), hereby represents and warrants to, and agrees with the Seller as follows:

1.     Agreement to Subscribe

       a. Purchase Price. The undersigned hereby subscribes for 200,000 common shares in the capital of the Seller (the "Shares") at $2.00 per share payable in U.S. Dollars for a total consideration of $400,000 dollars ($US) (the "Purchase Price").

       b. Form of Payment. The Purchaser shall pay the Purchase Price by delivering good funds in U.S. dollars to the designated depository for closing as determined by the Seller by delivery of securities versus payment.

2.     Subscriber Representations; Access to Information; Independent
       Investigation.

       a. Offshore Transaction. The Purchase represents and warrants to the Seller as follows:

              i The Purchaser is not a U.S. person as defined under Regulation S;



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              ii     At the time the buy order was originated, the Purchaser was outside the United States and is outside the United States as of the date of the execution and delivery of this Agreement;

              iii The Purchaser is purchasing the Shares for its own account and not on behalf of any U.S. person, and the sale has not been prearranged with a purchaser in the United States. Notwithstanding the contents of this paragraph, the Purchaser may purchase the subject shares under its own name or under the name of other Non U.S. persons as defined under Regulation S;

              iv Each distributor participating in the offering of securities, if any, has agreed in writing that all offers and sales of the securities prior to the expiration of a period commencing on the date of the transaction and ending 1 year thereafter shall only be made in compliance with the safe harbor contained in Regulation S pursuant to registration of Shares under the Securities Act of 1933 or pursuant to an exemption from registration;

              v The Purchase represents and warrants and hereby agrees that all offers and sales of the securities prior to the expiration of a period commencing on the date of the transaction and ending 1 year thereafter shall only be made in compliance with the safe harbor contained in Regulation S pursuant to registration of Shares under the Securities Act of 1933 or pursuant to an exemption from registration, and all offers and sales after the expiration of the 1 year period shall be made only pursuant to such a registration or to such exemption from registration;

              vi The Purchaser acknowledges that the Shares have not been registered under the Securities Act of 1933 and may not be offered or sold in the United States or to U.S. persons during a period commencing on the date of the transaction and ending 1 year thereafter unless the Shares are registered under the Securities Act of 1933 or an exemption from the registration requirements is available;

              vii The Purchaser acknowledges that the purchase of the Shares involves a high degree of risk and further acknowledges that it can bear the economic risk of the purchase of the Shares including the total loss of its investment;

              viii The Purchaser understands that the Shares are being offered and sold to it in reliance on specific exemptions from the registration requirements of the Federal and State securities laws and that the Seller is relying upon the truth and accuracy of the representations, warranties, agreements, acknowledgements and understandings of the Purchaser set forth herein in order to determine the applicability of such exemptions and suitability of the Purchaser to acquire the Shares.

       b. Current Public Information. The Purchaser acknowledges that the Purchaser has been furnished with or has acquired copies of the Company's most recent Annual Report on


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              the Form 10-K files with the SEC and the Forms 10-Q and 8-K filed thereafter (collectively the "SEC Filings"), and other publicly available documents.

       c. Independent Investigation; Access. The Purchaser acknowledges that the Purchaser is making the decision to purchase the Shares subscribed for, has relied upon Independent Investigations made by it and it's purchaser representatives, if any, and the Purchaser and such representatives, if any, have, prior to any sale to it, been given access and the opportunity to examine all material books and records of the Corporation, all material contracts and documents relating to this offering and an opportunity to ask questions of, and to receive answers from the Seller or any person acting on its behalf concerning the terms and conditions of this offering. The Purchaser and its advisors, if any, have been furnished with access to all publicly available materials relating to the business, finances and operation of the Seller and materials relating to the offer and sale of the Shares which have been requested. The Purchaser, and its advisors, if any, have received complete and satisfactory answers to any such inquiries.

       d. No Government Recommendation or Approval. The Purchaser understands that no Federal or State agency has passed on or made any recommendation or endorsement of the Shares.

3.     Issuer Representations.

       a. Reporting Company Status. The Seller is a reporting issuer as defined by Rule 902 of Regulation S. The Seller is in full compliance, to the extent applicable, with all reporting obligations under wither Section 12(b), 12(g), or 15(d) of the Securities Act of 1934, as amended (the "Exchange Act"). The Seller has registered its common stock pursuant to Section 12 of the Exchange Act and the common stock trades on the OTC Electronic Bulletin Board.

       b.     Offshore Transaction.

              i The Seller has not offered these securities to any person in the United States or to any U.S. person as that term is defined in Regulation S;

              ii At the time the buy order was originated, the Seller and/or its agent reasonably believed the Purchaser was outside the United States and was not a U.S. person;

              iii The Seller and/or its agents reasonably believe that the transaction has not been prearranged with a purchaser in the United States.

       c. No Directed Selling Efforts. In regard to this transaction, the Seller has not conducted any "direct selling efforts" as that term is defined in Rule 902 of Regulation S nor has the Seller conducted any general solicitation relating to the offer and sale of the Shares within securities to persons resident within the United States or elsewhere.


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4.     Legends on Certificates. The transaction restriction in connection with this offshore offer and sale restrict the Purchaser from offering and selling to U.S. persons, or for the account or benefit of a U.S. person, for a 1 year period. The rules require the placement of such a restrictive legend on share certificates. Rule 903 governs the 1 year transaction restriction.

5. To the extent that the Purchaser is a resident of Ontario the Purchaser is purchasing the Shares under the exemption from prospectus requirements available under section 72(1)(d) of the Ontario Securities Act which provides that the Purchaser must purchase as Principal and the trade must have an aggregate acquisition cost of not less than $150,000. Under the Ontario Securities Act the Shares purchased will be subject to restrictions on resale within Ontario until such time as:

       a) the appropriate "hold period" has been satisfied and the Purchaser has complied with other applicable requirements, including the filing of appropriate reports pursuant to applicable securities legislation;

       b)     a further statutory exemption may be relied upon by the Purchaser;
              or

       c) an appropriate discretionary order is obtained pursuant to applicable securities laws.

       Since the Seller's not a reporting issuer in the Province of Ontario, the applicable hold period may never expire, and if no further statutory exemption may be relied upon and if no discretionary order or ruling is obtained this could result in the Purchaser having to hold the Shares for an indefinite period of time. Pursuant to the Ontario Securities Act a restrictive legend will be placed on the certificate representing the Shares which reflect the above referenced hold period.

6. Exemption; Reliance on Representations. The Purchaser understands that the offer and sale of the Shares is not being registered under the 1933 Act. The Seller is relying on the rules governing offers and sales made outside the United States pursuant to Regulation S. Rules 901 through 905 of Regulation S govern this transaction.

7. Transfer Agent Instructions. The Seller's transfer agent will be instructed to issue one or more share certificates representing Shares with a restrictive legend in the names of purchasers to be specified prior to the closing and that the Shares have been issued pursuant to Regulation S. The Seller further warrants that no instructions have been given to the transfer agent and that these shares be freely transferable on the books and records of the Company subject to compliance with applicable securities laws.

8. Stock Delivery Instructions. The share certificates shall be delivered to the Purchaser on a delivery versus payment basis at such times and places to be mutually agreed.

9. Closing Date. The date of the issuance of the sale of the Shares (the "Closing Date") shall be on or before March 16, 2000, or such other mutually agreed to time and place.

10. Conditions to the Company's Obligation to Sell. The Purchaser understands the Seller's obligation to sell the Shares to the Purchaser is conditioned upon:


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       a.     The receipt and acceptance by the Seller of this Subscription
              Agreement for all the Shares as evidenced by execution of this Subscription Agreement by the President or Vice President of the Seller;

       b. Delivery into the closing depository by the Purchaser of good funds as payment in full for the purchase of the Shares;

       c. The shareholders of the Seller approving additional shares to be authorized, if necessary, sufficient to satisfy the terms of this Agreement.

11. Conditions to the Purchaser's Obligation to Purchase. The Seller understands that the Purchaser's obligation to purchase the Shares is conditioned upon:

       a. Acceptance by the Purchaser of a satisfactory Subscription Agreement for the sale of the Shares;

       b.     Delivery of Shares of common stock with restrictive legend;

       c. The Purchaser's determination, in its sole and absolute discretion, to acquire the Shares pursuant to this Agreement.

12. Governing Law. This Agreement shall be governed by and interpreted in accordance of the laws of the State of Delaware.

       IN WITNESS WHEREOF, This Offshore Securities Subscription Agreement was executed on the date first written below.

DATED AT ___________________, THIS ____ DAY OF MARCH, 2000

WINWARD OVERSEAS LIMITED

Per:
        -----------------------------------------
               (Authorized Signatory)

Title: President

Accepted this ____ day of March, 2000

DELTA CAPITAL TECHNOLOGIES, INC.

Per:
        -----------------------------------------
        Paul Davis, President



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